EXHIBIT 10.1

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (“Agreement”), made and entered into effective as of October 1, 2006 (the “Effective Date”), by and between BP AMERICA PRODUCTION COMPANY (“BP”), a Delaware corporation, with an office at 501 Westlake Park Boulevard, Houston, Texas 77079, and TRUE NORTH ENERGY CORP. (“Company”), a Nevada corporation, with an office at 1200 Smith Street, 16th Floor, Houston, Texas 77002 (individually, a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, BP owns those certain oil, gas and mineral leases set forth in Exhibit “A” (the "Leases") covering the Contract Area; and

WHEREAS, subject to the terms, provisions and conditions set forth below, Company will pay a disproportionate 16.67% of the Drilling Costs for the BP America Production Company - O. Jarreau Heirs No. 1 well (the “Initial Well”) being drilled at the location shown on the plat attached as Exhibit “C”, and in return BP will assign to Company a 12.5% interest in the Initial Well and the BP Interests, limited as to those depths between the surface and the stratigraphic equivalent of the Objective Zone, all as further provided in this Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, to be kept and performed by the Parties, it is hereby agreed by and between the Parties as follows:

ARTICLE I
DEFINITIONS

Each capitalized term in this Agreement has the meaning given to it in this Article. All defined terms include the singular and the plural. All references to: Articles and Sections refer to Articles and Sections in this Agreement, and Exhibits refer to Exhibits attached to this Agreement.

1.1 “A/B Shale” means that stratum of shale deeper than the base of the Tuscaloosa A sands, being the stratigraphic equivalent of the shale seen deeper than the base of the deepest Tuscaloosa A sand as seen at 20,730 feet (electrical log measurement) for the Chevron U.S.A. Inc. - Lowman-Merrick No. 2 well, located in Section 44, Township 5 South, Range 9 East, Pointe Coupee Parish, Louisiana.

1.2 “Additional Well” means a well, other than the Initial Well or a Substitute Well, drilled on the Contract Area after Company earns its proportionate share of the BP Interests in accordance with Section 4.1.

1.3 “Affiliate” of a Party means (i) the parent company thereof or (ii) any Person directly or indirectly controlled by, controlling, or under common control with that party (for the purposes of this definition, ownership of fifty percent (50%) or more of the stock, equity or property of such Person, or having the right to appoint fifty percent (50%) or more of the members or owner representatives of such Person are examples of forms of control).

1.4 “AFE” means an Authority for Expenditure prepared by a Party for the purpose of estimating the costs to be incurred in conducting an operation on a well subject to this Agreement and for providing such other information as may be specifically set forth elsewhere in this Agreement.

1.5 “Agreement” has the meaning given to it in the preamble.

1.6 “BP” has the meaning given to it in the preamble.

1.7 “BP Interests” means the Leases and BP’s right to obtain, acquire or otherwise earn certain interests in the Contract Area pursuant to that certain Farmout Agreement, dated April 18, 2006, by and between Chesapeake Investments, Chesapeake Louisiana, L.P., TLW Investments, Inc., and BP, a copy of which is attached hereto as Exhibit “I”.

1.8 “BP GROUP” means the following Persons, individually and collectively: BP and its Affiliates and the officers, directors, employees, agents, and representatives of all of those Persons.

1.9 “Carried Interests” has the meaning given to it in Section 5.7.

1.10 “Casing Point” means the time when (a) a well has been drilled to the Objective Zone, (b) all logs, tests, and evaluations have been completed and the results thereof have been furnished to the Parties, and (c) a recommendation has been made whether to run and set production casing and attempt to Complete the well as a producer or to abandon the well as a dry hole.

1.11 “Company” has the meaning given to it in the preamble.

1.12 “Complete” or “Completion” or “Completing” means a single operation intended to complete a well as a producer of oil and/or gas in one or more Zone(s), including, but not limited to, the setting of pipe/production lining and casing tie-back, installing tubing, wellhead and tree, perforating, plugging back, well stimulation, and testing.

1.13 “Completion Costs” means the actual costs and expenses incurred in Completing a well subject to this Agreement.

1.14 “Contract Area” means the geographic area (covering all depths) defined by the following Units or proposed Units, when and if they may be approved: (a) the 640-acre Moore Sams Field 18,100’ TUSC RA SUK, created by the State of Louisiana Office of Conservation Order No. 1063, effective May 1, 1979, as it may be amended from time to time; (b) the 1280-acre Judge Digby Field U TUSC RA SUM, created by State of Louisiana Office of Conservation Order No. 1046-A-4, effective November 20, 1984, as it may be amended from time to time; and (c) the proposed 1280-acre Judge Digby Field U TUSC RA SUO, as set forth in BP’s application dated July 18, 2006, to create such Unit (among others) and pending before the Commissioner of the Office of Conservation within the State of Louisiana Department of Natural Resources. The “Contract Area”, as it exists now, is outlined in red on the plat attached as Exhibit “B”, but in the event of any conflict between the definition set forth in the preceding sentence and Exhibit “B”, the definition set forth in the preceding sentence shall govern and control.

1.15 “Data” means 3D seismic data, in whatever form (reels, paper, film, tape, magnetic or electronic, covering the Contract Area.

1.16 “Data Owner” means a Third Party who owns the Data.

1.17 “Deep Test Well” has the meaning given to it in Section 6.1.

1.18 “Drilling Costs” means the actual costs and expenses incurred in drilling a well subject to this Agreement beginning with the initiation of preliminary site preparation activities through and including logging, testing and evaluating the well prior to recommending whether to attempt a Completion. Drilling Costs shall include, but shall not be limited to, the costs and expenses associated with permitting, preparing the site, drilling to the Objective Zone, and evaluating any Zone(s) in such well to which a Completion may be attempted. Drilling Costs shall also include brokerage, abstracting, and reasonable attorney fees related to the preparation of drilling title opinions for such well. Drilling Costs shall not include the cost to plug and abandon any well, including a dry hole, and shall not include any Completion Costs.

1.19 “Earned Zone” has the meaning given to it in Section 4.1.

1.20 “Estimated Drilling Costs” has the meaning given to it in Section 2.1.

1.21 “Effective Date” has the meaning given to it in the preamble.

1.22 “Exhibits” has the meaning given to it in Section 17.6.

1.23 “Force Majeure” has the meaning given to it in Section 10.1.

1.24 “Initial Well” has the meaning given to it in the recitals.

1.25 “Insurance Requirements” has the meaning given to it in Exhibit “G”.

1.26 “Intermediate Casing Point” means the time when (a) the Initial Well has been drilled to the A/B Shale, (b) all logs, tests, and evaluations have been completed and the results thereof have been furnished to the Parties, and (c) a recommendation has been made whether to continue drilling the Initial Well to the Objective Zone or to abandon the Initial Well as a dry hole.

1.27 “Leases” has the meaning given to it in the recitals.

1.28 “Objective Zone”, with respect to the Initial Well, means the base of the Tuscaloosa B-1 sand, being the stratigraphic equivalent of the base of the Tuscaloosa B-1 sand as seen at 20,706 feet (electrical log measurement) for the Amoco Production Company - Parlange No. 8 well, located in Section 45. Township 5 South, Range 9 East, Pointe Coupee Parish, Louisiana, or twenty-one thousand two hundred fifty feet measured depth (21,250’ MD), whichever occurs first in the Initial Well. The term “Objective Zone”, with respect to any Substitute Well or Additional Well, means the deepest Zone to which the Substitute Well or Additional Well is proposed to be drilled as provided in the relevant AFE for such well.

1.29 “Operating Agreement” has the meaning given to it in Section 5.5.

1.30 “Partial Assignment” has the meaning given to it in Section 4.1.

1.31 “Partial Interest” has the meaning given to it in Section 4.2.

1.32 “Party” and “Parties” have the meaning given to them in the preamble.

1.33 “Person” means any individual or entity, in the broadest sense possible, including but not limited to a corporation, partnership, limited partnership, limited liability company, trust, trustee, association or unincorporated organization.

1.34 “Plants” has the meaning given to it in Section 5.6.

1.35 “Properties” mean all of BP’s right, title and interest (real or immovable, personal or movable, mixed, contractual or otherwise), as of the Effective Date, in, to and under or derived from the following:

(a)	the Leases, as well as the production of oil, gas or other hydrocarbon substances attributable thereto;

(b)
all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having jurisdiction) to the extent they relate to the Initial Well and any

Additional Well, or the production of oil, gas or other hydrocarbon substances attributable thereto;

(c)
all product sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, farm-in and farm-out contracts, areas of mutual interest, operating agreements, balancing contracts and other contracts, agreements and instruments to the extent they relate to the Initial Well and any Additional Well, or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

(d)
all personal or movable property, improvements, fixtures and other appurtenances, to the extent situated upon and exclusively used, or situated upon and held exclusively for use in connection with ownership, operation, maintenance or repair of the interests described in the Leases, or production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto, including all wells (whether producing, shut-in, injection, disposal, water supply or plugged and abandoned), gathering and processing systems, platforms, buildings, pipelines, compressors, meters, tanks, equipment, machinery, tools, utility lines, permits, licenses, imbalances and suspense funds; and

(e)	all partnerships (tax, state law or otherwise) affecting any of the items enumerated above.

1.36 “Rig Release Date” has the meaning given to it in Section 3.2.

1.37 “Seismic Use Agreements” means those agreements between BP and the Data Owner governing BP’s rights and obligations concerning the Data.

1.38 “Substitute Well” means a well proposed within one (1) year of the Rig Release Date and drilled by BP within the Contract Area, all in accordance with Section 3.2.

1.39 “Third Party” means a Person other than a Party or an Affiliate of a Party.

1.40 “Unit” means a compulsory unit established by the Commissioner of the Office of Conservation within the State of Louisiana Department of Natural Resources pursuant to Chapter 39 of Part XIX of Title 43 of the Louisiana Administrative Code, as same may be amended from time to time.

1.41 “Well Information” has the meaning give to it in Section 2.2

1.42 “Zone” or “Zone(s)” means a stratum of earth containing or thought to contain a common accumulation of oil and/or gas separately producible from any other common accumulation of oil and/or gas.

ARTICLE II
DRILLING AND COMPLETING THE INITIAL WELL

2.1  BP has commenced drilling operations for the Initial Well, and, except as provided elsewhere in this Agreement, BP shall continue drilling the Initial Well with due diligence to the Objective Zone and perform all logging and testing operations to which the Parties agree. Company shall pay 16.67% of the Drilling Costs of the Initial Well, regardless of whether the Initial Well is successfully drilled to the Objective Zone. BP has estimated that Drilling Costs will be approximately FIFTEEN MILLION, SEVEN HUNDRED THOUSAND DOLLARS ($15,700,000) (the “Estimated Drilling Costs”) for the Initial Well. Company shall pay its share of Estimated Drilling Costs, being TWO MILLION, SIX HUNDRED SEVENTEEN THOUSAND, ONE HUNDRED NINETY DOLLARS ($2,617,190) at execution of this Agreement via wire transfer according to the wiring instructions set forth in Exhibit “J”, but Company will pay its share of actual Drilling Costs in accordance with this Article II and Section 5.4.

2.2 When Intermediate Casing Point is reached in the Initial Well, BP shall give written notice to Company of such occurrence, and such notice shall state whether BP will continue drilling the Initial Well to the Objective Zone or whether BP will abandon the Initial Well as a dry hole. The notice shall be accompanied by all well information and data set forth in Exhibit “D” (the “Well Information”), unless such information has been previously furnished to Company. If BP reaches Intermediate Casing Point and proposes to abandon the Initial Well as a dry hole, (i) BP shall plug and abandon the Initial Well in accordance with Section 2.7, and (ii) Company shall have no right or option to takeover the Initial Well.

2.3 When and if Casing Point is reached in the Initial Well, BP shall give written notice to Company of such occurrence, and such notice shall state whether BP proposes to attempt to Complete the Initial Well as a producer, whether in the Objective Zone or in a shallower Zone, or to abandon the Initial Well as a dry hole. The notice shall be accompanied by all Well Information, unless such information has been previously furnished to Company.

(A)
If BP reaches Casing Point and proposes to Complete the Initial Well as a producer, whether in the Objective Zone or in a shallower Zone, such notice shall also include a completion AFE. The completion AFE shall include, at a minimum, an estimate of Completion Costs for the Initial Well. Company shall have forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) from receipt of the notice to elect, by written notice, whether it will participate in accordance with Section 2.4. BP shall not Complete the Initial Well until Company has notified BP in writing whether or not it will participate or until forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) have elapsed since Company’s receipt of BP’s notice. Failure to respond within the time period allowed shall be deemed to be an election not to participate in the Completion of the Initial Well.

(B)
If BP reaches Casing Point and proposes to abandon the Initial Well as a dry hole, (i) BP shall plug and abandon the Initial Well in accordance with Section 2.7, and (ii) Company shall have no right or option to takeover the Initial Well.

2.4 If BP proposes to Complete the Initial Well and Company timely elects to participate in such Completion attempt in accordance with Section 2.3(A), Company shall pay 12.5% of the Completion Costs associated with the Initial Well and 12.5% of the cost of any newly acquired surface equipment associated with the Initial Well beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment, piping, and metering devices).

2.5 If BP proposes to Complete the Initial Well and Company elects not to participate in such Completion attempt, or is deemed not to participate, BP may nonetheless continue with such operation and carry Company’s proportionate part of Completion Costs. If the Completion attempt is ultimately not successful, BP shall abandon the Initial Well in accordance with Section 2.7 or propose to Complete the Initial Well in another Zone under the provisions of Section 2.3 (and Company shall be given another election to participate in such newly proposed Completion). If the Completion attempt results in the production of oil and/or gas in paying quantities, the Initial Well shall be operated by BP at the expense and for the account of BP and other parties who agreed to participate in the Completion attempt. By electing not to participate in any Completion attempt, or being deemed not to participate in any Completion attempt, Company shall be deemed to have relinquished to BP, and BP shall own and be entitled to receive, all of Company’s interest in the Initial Well and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, windfall profits, and excise taxes, royalty, overriding royalty and other interests payable out of or measured by the production from the Initial Well accruing with respect to such interest until it reverts), shall equal the total of the following:

(A)
thirty-seven and one-half percent (37.5%) of the Completion Costs associated with the Initial Well and thirty-seven and one-half percent (37.5%) of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment, piping and metering devices) (i.e., 300% non-consent penalty on a non-promoted basis); and

(B)
twelve and one-half percent (12.5%) of the cost of operation of the Initial Well commencing with first production and continuing until Company’s interest shall revert to it in accordance with this Section 2.5 (i.e., 100% non-consent penalty on a non-promoted basis).

2.6 Company shall bear its proportionate part, being twelve and one-half percent (12.5%), of any severance, production and gathering taxes and any other taxes imposed or measured by the volume or value of production from the Initial Well, including, but only by way of illustration, excise taxes and windfall profit taxes, whether enacted by federal, state or local authority.

2.7 The Initial Well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling the Initial Well. Company’s proportionate share of the cost, risk and expense to plug and abandon the Initial Well shall be twelve and one-half percent (12.5%).

ARTICLE III
SUBSTITUTE WELLS

3.1  If, prior to reaching Casing Point in the Initial Well, BP should encounter geological or mechanical conditions which render further operations impracticable or economically infeasible, in the sole reasonable opinion of BP, BP shall (i) give written notice of such occurrence to Company, and (ii) such notice shall state whether BP proposes to attempt to Complete the Initial Well in a shallower Zone or to abandon the Initial Well as a dry hole.

(A)
If BP proposes to Complete the Initial Well without reaching the Objective Zone, such notice shall also include a completion AFE. The completion AFE shall include, at a minimum, an estimate of Completion Costs for the Initial Well. Company shall have forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) from receipt of the notice to elect, by written notice, whether it will participate in accordance with Section 2.4. BP shall not Complete the Initial Well until Company has notified BP in writing whether or not it will participate or until forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) have elapsed since Company’s receipt of BP’s notice. Failure to respond within the time period allowed shall be deemed to be an election not to participate in the Completion of the Initial Well. If BP proposes to Complete the Initial Well and Company elects not to participate in such Completion attempt, or is deemed not to participate, BP may nonetheless continue with such operation and carry Company’s proportionate part of Completion Costs in accordance with Section 2.5.

(B)
If BP proposes to abandon the Initial Well as a dry hole, (i) BP shall plug and abandon the Initial Well in accordance with Section 2.7, and (ii) Company shall have no right or option to takeover the Initial Well.

3.2 If BP does not drill the Initial Well to the Objective Zone, Company shall have the right, but not the obligation, for a period of one (1) year from the date the drilling rig used to drill the Initial Well is removed from the well site location for the Initial Well (the “Rig Release Date”), to participate in the drilling of a Substitute Well. BP shall have no obligation to drill a Substitute Well, and Company shall have no right to propose a Substitute Well. If and when BP elects to drill a Substitute Well, BP shall provide Company with an AFE for the Substitute Well. The AFE for the Substitute Well shall include, at a minimum, the surface and bottomhole location of the Substitute Well, the Objective Zone, and the estimated costs for the Substitute Well as a dry hole and as a producer. Company shall have thirty (30) days from receipt of such written notice to elect whether it shall participate in such Substitute Well. Failure to respond within the time period allowed shall be deemed to be an election not to participate in the Substitute Well.

3.3 If BP proposes to drill a Substitute Well and Company timely elects to participate in such Substitute Well in accordance with Section 3.2, such Substitute Well shall be treated for all purposes herein as the Initial Well (including, but not limited to, Company’s obligation to pay 16.67% of the Drilling Costs for such Substitute Well), except that the Objective Zone for such Substitute Well shall be governed by the AFE for such Substitute Well.

3.4 If Company elects not to participate in a Substitute Well, or is deemed not to participate in a Substitute Well, this Agreement shall terminate; provided, however, (i) BP and Company shall first enter into an operating agreement in the form of the Operating Agreement, except that Exhibit “A” of such operating agreement shall be limited to the Partial Interest, and (ii) the expiration or termination of this Agreement shall not release any of the Parties from any obligation or liability which accrued prior to such expiration or termination (including the costs to plug and abandon any well drilled pursuant to this Agreement) or which, by the terms hereof, is intended to survive such expiration or termination, including but not limited to Articles I, XI, XII, XIII, XIV, XV, XVI, and XVII and Sections 5.1 and 5.6, which terms shall survive indefinitely.

ARTICLE IV
EARNING RIGHTS

4.1 When and if the Initial Well is drilled to the Objective Zone and successfully Completed as a well capable of producing oil and/or gas in paying quantities, BP shall assign to Company, by partial assignment in the form attached hereto as Exhibit “E”(the “Partial Assignment”) a twelve and one-half percent (12.5%)

working interest in the Initial Well and a twelve and one-half percent (12.5%) interest in the BP Interests, but limited as to those depths between the surface and the stratigraphic equivalent of the base of the Objective Zone (the “Earned Zone”), plus one hundred feet (100’) vertical easement for operational purposes only.

4.2 If the Initial Well is not drilled to the Objective Zone, for any reason (including but not limited to a decision at Intermediate Casing Point or a decision in accordance with Section 3.1), but the Initial Well is successfully Completed as a well capable of producing oil and/or gas in paying quantities, BP shall assign to Company, by partial assignment in the form of the Partial Assignment, a twelve and one-half percent (12.5%) working interest in the Initial Well and a twelve and one-half percent (12.5%) interest in the BP Interests, but limited as to the geographic boundaries of the Unit in which the Initial Well is located and further limited as to those depths between the surface and the stratigraphic equivalent of the deepest Zone penetrated in the Initial Well (the “Partial Interest”). BP and Company shall conduct operations with respect to such Initial Well as if they have entered into the Operating Agreement until such well or a Substitute Well is drilled to the Objective Zone or until this Agreement is terminated; provided, however, if this Agreement is to be terminated without Company earning its proportionate share of the BP Interests in accordance with Section 4.1, then the Parties shall enter into an operating agreement in the form of the Operating Agreement but the contract area of such operating agreement shall be limited to the Partial Interest.

4.3  When and if (i) Company timely elects to participate in a Deep Test Well in accordance with Section 6.1, and (ii) such Deep Test Well is drilled to the Objective Zone and successfully Completed as a well capable of producing oil and/or gas in paying quantities, BP shall assign to Company, by partial assignment in the form of the Partial Assignment, a twelve and one-half percent (12.5%) working interest in the Deep Test Well and a twelve and one-half percent (12.5%) interest in the BP Interests, but limited as to those depths between the base of the Earned Zone and the stratigraphic equivalent of the base of the Objective Zone, plus one hundred feet (100’) vertical easement for operational purposes only.

ARTICLE V
JOINT OPERATIONS

5.1  BP does not own but has a limited non-exclusive right to use the Data in accordance with the Seismic Use Agreements. Under the Seismic Use Agreements, BP may not sell, assign, copy, transfer, display, exhibit or in any way reveal the Data, except as authorized by and in compliance with the provisions of the Seismic Use Agreements. Therefore, Company’s access to the Data shall be limited, and may be prohibited all together upon execution of this Agreement, unless Company obtains the consent or otherwise enters into a seismic license or seismic use agreement with the Data Owner. BP does not represent or warrant in any way, and expressly disclaims any representations or warranties, of any kind, express, implied or otherwise, that it owns the Data or otherwise has the right to provide all or any portion of the Data to Company.

5.2 BP shall deliver to Company the Well Information derived from or attributable to the Initial Well and any Substitute Well and Additional Well, if such Well Information is acquired, obtained, or performed by BP.

5.3  The Initial Well and each Substitute Well and Additional Well shall be under the exclusive control of BP and the operation thereof shall be conducted in a prudent and workmanlike manner. BP shall conduct all its activities under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall BP have any liability to Company for losses sustained or liabilities or obligations incurred except such as may result from BP’s gross negligence or willful misconduct.

5.4 Except as otherwise specifically provided in this Agreement, BP shall promptly pay and discharge expenses incurred in drilling the Initial Well and each Substitute Well and Additional Well pursuant to this Agreement and shall charge Company with its proportionate shares upon the expense basis provided in Exhibit “C” to the Operating Agreement, whether or not such Operating Agreement has been executed by the Parties. BP shall keep an accurate record, in accordance with generally accepted accounting principles, showing expenses incurred and charges and credits made and received.

5.5 When and if the Initial Well is drilled to the Objective Zone and successfully Completed as a well capable of producing oil and/or gas in paying quantities, BP and Company shall enter into an operating agreement attached hereto as Exhibit “F” (the “Operating Agreement”) covering the Contract Area, including those depths below the Earned Zone. The Operating Agreement shall be executed contemporaneously with the Partial Assignment but shall be effective on April 1, 2006. The Operating Agreement shall apply to all Additional Wells. In the event of any conflict between the Operating Agreement and this Agreement, this Agreement shall govern.

5.6 Unless Company elects by thirty (30) days’ prior written notice to BP either to take in kind or to separately dispose of its share of oil, gas and other hydrocarbons, BP shall in good faith, to the extent it can do so, cause Company’s share of production from the Initial Well and each Substitute Well and Additional Wells to be marketed and sold to either a Third Party or to an Affiliate of BP in a commercially reasonable manner, which terms shall not be less than on the same terms and conditions as BP’s share of production from such wells are sold. It is recognized by the Parties that BP, or its predecessor, has provided at its cost or made arrangements with Third Parties to provide certain facilities beyond the wellhead (the “Plants”) needed for producing, storing, separating, gathering, treating, processing and delivering production from the Initial Well and each Substitute Well and Additional Well. It is agreed that BP will continue to make the Plants (as they or any contractual arrangements related thereto may be modified, changed or upgraded) proportionately available to handle BP, Company and Third Party production from the Contract Area. It is understood that a proportionate share of the cost of maintaining and operating the Plants, including depreciation or rental in lieu of depreciation and actual Third Party costs, whether on a cash fee basis or on a retained volume basis, will be allocated to the Parties on a “throughput” basis (being that portion of such costs relating to the production volumes from the Initial Well or, if drilled, any Substitute Well or Additional Well, as each may bear to the total production volumes handled by the Plants, including any Third Party or BP volumes not produced from the Initial Well or, if drilled, any Substitute Well or Additional Well). Nothing herein shall be construed to impart, transfer or convey any ownership interest in the Plants to Company.

5.7 If any lands within the Contract Area contain an interest which is unleased or leased to a Third Party and such interest must be carried in order to conduct operations consistent with this Agreement (such Third Party interest being a “Carried Interest”), Company shall bear twelve and one-half percent (12.5%) of the Carried Interests in order to conduct such operations.

5.8 At all times while this Agreement is in effect, Company shall carry insurance of the types and in the minimum amounts set forth in Exhibit “G”. All such insurance set forth in Exhibit “G” shall specifically name BP as an additional insured or provide that the insurer shall waive all rights of subrogation against BP.

ARTICLE VI
DEEP TEST WELLS

6.1 BP shall have the right, but not the obligation, at any time after Company earns its proportionate share of the BP Interests in accordance with Section 4.1, to propose and drill an Additional Well to a proposed depth deeper than the base of the Earned Zone (a “Deep Test Well”). When and if BP elects to drill a Deep Test Well, BP shall provide Company with an AFE for the Deep Test Well. The AFE for the Deep Test Well shall include, at a minimum, the surface and bottomhole location of the Deep Test Well, the Objective Zone, and the estimated costs for the Deep Test Well as a dry hole and as a producer. Company shall have thirty (30) days from receipt of such written notice to elect whether it shall participate in such Deep Test Well in accordance with Section 6.3 or make a separate election to participate in such Deep Test Well if and when BP may propose to Complete the Deep Test Well within the Earned Zone in accordance with Section 6.2. Failure to respond within the time period allowed shall be deemed to be an election to make a separate election to participate in such Deep Test Well if and when BP may propose to Complete the Deep Test Well within the Earned Zone in accordance with Section 6.2.

6.2 Unless Company timely elects to participate in drilling the Deep Test Well to the Objective Zone in accordance with Section 6.1, (i) BP shall drill such Deep Test

Well at its sole cost, risk and expense, and (ii) Company shall have no interest in the Deep Test Well, or any right to production therefrom, unless and until such Deep Test Well is successfully Completed within the Earned Zone. If and when BP elects, at its sole decision, to propose a Completion of such Deep Test Well within the Earned Zone, Company shall be given an opportunity to participate in such Completion attempt according to the Operating Agreement, but only after Company pays to BP a well cost adjustment equal to Company’s interest in the Zone(s) to be Completed multiplied by the total depreciated value of the Deep Test Well (including casing and tubing, downhole and wellhead equipment, and newly acquired surface equipment associated with the Deep Test Well beyond the wellhead connections). The depreciated value of the Deep Test Well shall be calculated in accordance with Exhibit “C” of the Operating Agreement.

6.3 If BP proposes to drill and Company timely elects to participate in drilling the Deep Test Well to the Objective Zone in accordance with Section 6.1, Company shall pay 16.67% of the Drilling Costs in such Deep Test Well to Casing Point. When and if Casing Point is reached in the Deep Test Well, BP shall give written notice to Company of such occurrence, and such notice shall state whether BP proposes to attempt to Complete the Deep Test Well as a producer, whether in the Objective Zone or in a shallower Zone, or to abandon the Deep Test Well as a dry hole. The notice shall be accompanied by all Well Information, unless such information has been previously furnished to Company.

(A)
If BP reaches Casing Point and proposes to Complete the Deep Test Well as a producer, whether in the Objective Zone or another Zone, such notice shall also include a completion AFE. The completion AFE shall include, at a minimum, an estimate of Completion Costs for the Deep Test Well. Company shall have forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) from receipt of the notice to elect, by written notice, whether it will participate in accordance with Section 6.4. BP shall not Complete the Deep Test Well until Company has notified BP in writing whether or not it will participate or until forty-eight (48) hours (exclusive of Saturday, Sunday and holidays) have elapsed since Company’s receipt of BP’s notice. Failure to respond within the time period allowed shall be deemed to be an election not to participate in the Completion of the Deep Test Well.

(B)
If BP reaches Casing Point and proposes to abandon the Deep Test Well as a dry hole, (i) BP shall plug and abandon the Deep Test Well in the same manner as the Initial Well in accordance with Section 2.7, and (ii) Company shall have no right or option to takeover the Deep Test Well.

6.4 If BP proposes to Complete the Deep Test Well and Company timely elects to participate in such Completion attempt in accordance with Section 6.3(A),

Company shall pay 12.5% of the Completion Costs associated with the Deep Test Well and 12.5% of the cost of any newly acquired surface equipment associated with the Deep Test Well beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment, piping, and metering devices). Company shall also bear its proportionate part, being twelve and one-half percent (12.5%), of any severance, production and gathering taxes and any other taxes imposed or measured by the volume or value of production from the Deep Test Well, including, but only by way of illustration, excise taxes and windfall profit taxes, whether enacted by federal, state or local authority.

6.5 If BP proposes to Complete the Deep Test Well and Company elects not to participate in such Completion attempt, or is deemed not to participate, BP may nonetheless continue with such operation and carry Company’s proportionate part of Completion Costs. If the Completion attempt is ultimately not successful, BP shall abandon the Deep Test Well in the same manner as the Initial Well in accordance with Section 2.7 or propose to Complete the Deep Test Well in another Zone under the provisions of Section 6.3 (and Company shall be given another opportunity to participate in such newly proposed Completion). If the Completion attempt results in the production of oil and/or gas in paying quantities, the Deep Test Well shall be operated by BP at the expense and for the account of BP and other parties who agreed to participate in the Completion attempt. By electing not to participate in any Completion attempt, or being deemed not to participate in any Completion attempt, Company shall be deemed to have relinquished to BP, and BP shall own and be entitled to receive, all of Company’s interest in the Deep Test Well (but not the Initial Well) and share of production therefrom until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, windfall profits, and excise taxes, royalty, overriding royalty and other interests payable out of or measured by the production from the Deep Test Well accruing with respect to such interest until it reverts), shall equal the total of the following:

(A)
thirty-seven and one-half percent (37.5%) of the Completion Costs associated with the Deep Test Well and thirty-seven and one-half percent (37.5%) of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment, piping and metering devices) (i.e., 300% non-consent penalty on a non-promoted basis); and

(B)
twelve and one-half percent (12.5%) of the cost of operation of the Deep Test Well commencing with first production and continuing until Company’s interest shall revert to it in accordance with this Section 6.5 (i.e., 100% non-consent penalty on a non-promoted basis).

ARTICLE VII
TERM AND TERMINATION

7.1 Except as provided in Sections 7.2 and 7.3, this Agreement shall terminate one (1) year from the Rig Release Date, if such has not been terminated sooner pursuant to the provisions hereof; provided, however, the expiration or termination of this Agreement shall not release any of the Parties from any obligation or liability which accrued prior to such expiration or termination (including the costs to plug and abandon the Initial Well and any Substitute Wells and Additional Wells) or which, by the terms hereof, is intended to survive such expiration or termination, including but not limited to Articles I, XI, XII, XIII, XIV, XV, XVI, and XVII and Sections 5.1 and 5.6, which terms shall survive indefinitely.

7.2 Notwithstanding Section 7.1, if the Initial Well is drilled to the Objective Zone and successfully Completed as a well capable of producing oil and/or gas in paying quantities, this Agreement shall continue for so long as the Operating Agreement remains in full force and effect.

7.3  Notwithstanding Section 7.1, this Agreement shall remain in full force and effect for so long as Company participates in the drilling of a Substitute Well in accordance with Section 3.2.

ARTICLE VIII
ASSIGNMENT; PREFERENTIAL RIGHTS

8.1  The rights and obligations created by this Agreement may not be assigned by Company, in whole or in part, without first obtaining BP’s written consent under this Agreement, such consent not to be unreasonably withheld. If BP consents to an assignment by Company of all or part of its rights and obligations under this Agreement, it is nevertheless understood and agreed that any such consent shall not relieve Company of its primary liability for the performance of and compliance with the terms and provisions hereof, and shall not have the effect nor be construed to have the effect of waiving this limitation as to future, further, or additional assignments. Any assignment of the rights and obligations under this Agreement by Company without the consent of BP shall be voidable by BP.

8.2 Notwithstanding anything to the contrary in any other agreement, including the Operating Agreement, should Company desire to sell all or any part of its interest in the Initial Well, the BP Interests, or any Substitute Well or Additional Well, Company shall promptly give written notice to BP, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. BP shall then have an optional prior right, for a period of fifteen (15) days after receipt of such written notice, to purchase for the stated consideration on the same terms and conditions the interest which Company proposes to sell.

ARTICLE IX
NOTICE

9.1 All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by (a) certified or registered U.S. mail, return receipt requested, with all postage and other charges fully prepaid, (b) hand or courier delivery, or (c) facsimile transmission. Date of service by mail and delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine generated confirmation of transmission); provided, however, if such date received is a Saturday, Sunday or legal holiday, then date of receipt will be on the next date that is not a Saturday, Sunday or legal holiday, and if a facsimile is received after 5:00 pm local time, then date of receipt will be the next date that is not a Saturday, Sunday or legal holiday. Each Party may change its address by notifying the other Party in writing of such address change, and the change will be effective thirty (30) days after such notification is received by the other Party.

FOR COMPANY:
True North Energy Corp.
1200 Smith Street, 16th Floor
Houston, Texas 77002
Attention: ______________
Fax No.: (832) 553-7244

FOR BP:
BP America Production Company
501 Westlake Park Boulevard
Houston, Texas 77079
Attention: Tuscaloosa Area Land Negotiator
Fax No.(281) 366-4519

ARTICLE X
FORCE MAJEURE

10.1 If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, upon such Party giving notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the obligations of such Party, upon giving said notice, so far as such Party’s ability to perform such obligations are materially affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, and the cause of the Force Majeure as far as possible shall be remedied with all reasonable dispatch. The term "Force Majeure" means one or a set of circumstances such as an act of God, strike, lockout or other industrial disturbances, act of the public enemy, war, terrorism, blockade, riot, lightning, fire, storm, freezing, flood, explosion, governmental action, delay, restraint or inaction (whether said government's jurisdiction or authority be actual or assumed), including without limitation, governmental action or inaction relating to the permitting of wells, and any other cause, circumstance or condition (except financial) whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming Force Majeure. The above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor difficulty by acceding to the demands of opponents therein when such course is inadvisable in the discretion of the Party claiming Force Majeure.

ARTICLE XI
RELATIONSHIP OF THE PARTIES; TAX PARTNERSHIP

11.1 This Agreement does not create, and shall not be construed to create, a partnership, association, joint venture or fiduciary relationship of any kind or character between the Parties, and shall not be construed to impose any duty, obligation, or liability arising from such a relationship by or with respect to any Party.

11.2 For federal and state income tax purposes only, the Parties shall be governed by the terms and provisions of the Caribou Prospect Tax Partnership provisions attached as Exhibit “H”.

ARTICLE XII
ENTIRE AGREEMENT AND CORPORATE AUTHORITY

12.1 When executed by the duly authorized representatives of Company and BP, this Agreement shall constitute the entire agreement between the Parties regarding the subject matter herein and shall supersede and replace any and all other writings, understandings, letters of intent or memorandums of understanding entered into or discussed prior to the execution date hereof.

12.2 The Parties hereto represent that, as of the date of the execution hereof, they are corporations duly authorized, validly existing and in good standing under the laws of the state of their incorporation and are qualified and authorized to do business in the State of Louisiana and that all requisite corporate power and authority to duly execute, deliver and effectuate this Agreement have been duly obtained.

ARTICLE XIII
LAWS AND REGULATIONS; GOVERNING LAW

13.1 Each Party shall comply with and conduct its operations hereunder in accordance with the Leases, and if applicable, assignment(s) and other agreements relating to the Properties, and all applicable laws, ordinances, rules, regulations, and orders of all federal, state and local governmental authorities having jurisdiction over the operations.

13.2 This Agreement and all matters pertaining hereto shall be governed by and construed under the laws of the State of Louisiana, except to the extent that the conflict of law rules of said state would require that the laws of another state would govern its validity, construction, or interpretation.

ARTICLE XIV
DISCLAIMERS AND LIMITATION OF LIABILITY

14.1 BP hereby expressly disclaims any and all representations and warranties associated with the Properties, express, statutory, implied or otherwise, including without limitation: (a) warranty of title, except as expressly provided in the Partial Assignment, (b) existence of any and all prospects, (c) geographic, geologic or geophysical characteristics associated with any and all prospects, (d) existence, quality, quantity or recoverability of hydrocarbon and non-hydrocarbon substances associated with the Properties, (e) costs, expenses, revenues, receipts, accounts receivable, accounts payable, suspense fund or gas imbalances associated with the Properties, (f) contractual, economic or financial information and data associated with the Properties, (g) continued financial viability or productivity of the Properties, (h) environmental or physical condition of the Properties, (i) federal or state income or other tax consequences associated with the Properties, (j) absence of patent or latent defects, (k) safety, (l) state of repair, (m) merchantability, and (n) fitness for a particular purpose; and Company (on behalf of itself and its Affiliates and each of their officers, directors, agents, employees, successors and assigns) irrevocably waives any and all claims it may have against BP GROUP with respect to the matters set forth in this Section 14.1.

14.2 Each of the Parties expressly waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind with respect to any dispute arising out of or relating to this Agreement or breach hereof.

14.3 Company: (a) waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2520, et seq.; (b) acknowledges that this express waiver shall be considered a material and integral part of this Agreement and the consideration thereof; and (c) acknowledges that this waiver has been brought to the attention of Company, has been explained in detail and that Company has voluntarily and knowingly consented to this waiver of warranty of fitness and warranty against redhibitory vices and defects for the Properties.

14.4 To the extent applicable to the Properties, Company hereby waives the provisions of the Louisiana Unfair Trade Practices and Consumer Protection Law (La. R.S. 51:1402, et seq.). Company warrants and represents that it: (a) is experienced and knowledgeable with respect to the oil and gas industry generally and with transactions of this type specifically; (b) posses ample knowledge, experience and expertise to evaluate independently the merits and risks of the transactions herein contemplated; and (c) is not in a significantly disparate bargaining position.

ARTICLE XV
NOT CONSTRUED AGAINST DRAFTER

15.1 The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

ARTICLE XVI
CONSPICUOUSNESS OF PROVISIONS

16.1 The Parties acknowledge that the provisions contained in this Agreement that are set out in “bold” satisfy any requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

17.1 The terms and conditions of this Agreement (including the Exhibits) shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, and the terms, covenants and conditions shall be covenants running with the Properties and with each transfer or assignment of the Properties, or portion thereof.

17.2 If any provision of this Agreement is declared invalid or unenforceable, such declaration shall not affect the validity of the other provisions of this Agreement, which other provisions shall continue and remain in full force and effect.

17.3 This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

17.4 The article headings in this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define, extend or limit the scope or intent of this Agreement or any provisions hereof.

17.5 This Agreement may be amended, modified, changed, altered or supplemented only by written instrument (not electronic) duly executed by the parties hereto which specifically refers to this Agreement.

17.6 The following constitute all of the exhibits to this Agreement (the “Exhibits”) and are attached hereto and incorporated by reference herein:

Exhibit “A” Lease Schedule
Exhibit “B” Map of the Contract Area
Exhibit “C” Plat of the Initial Well
Exhibit “D” Well Information Requirements
Exhibit “E” Form of Partial Assignment
Exhibit “F” Form of Operating Agreement
Exhibit “G” Insurance Requirements
Exhibit “H” Caribou Prospect Tax Partnership Provisions
Exhibit “I” Copy of Farmout Agreement
Exhibit “J” Wiring Instructions

EXECUTED by the Parties on the date(s) indicated in the acknowledgments below, but effective as of the Effective Date.

BP AMERICA PRODUCTION COMPANY
/s/ Peter Wroe Foster
Witness

Peter Wroe Foster
Full Name (Typed or Printed)
By: /s/ Stacy J. Garvin
Stacey J. Garvin
/s/ Teresa L. Bowerman	Attorney-in-Fact
Witness

Teresa L. Bowerman
Full Name (Typed or Printed)

TRUE NORTH ENERGY CORP.
/s/ Peter Wroe Foster
Witness

Peter Wroe Foster
Full Name (Typed or Printed)
By: /s/ John Folnovic

/s/ Teresa L. Bowerman	Name: John Folnovic
Witness
Title: President and CEO
Teresa L. Bowerman
Full Name (Typed or Printed)

ACKNOWLEDGMENTS

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

On this 6th day of October, 2006, before me appeared STACEY J. GARVIN, to me personally known, who, being by me duly sworn, did say that he is Attorney-in-Fact for BP AMERICA PRODUCTION COMPANY, and that said instrument was signed on behalf of said corporation.

Given under my hand and seal this 6th day of October, 2006

My Commission Expires:	4/19/2010	/s/ Charles J. Davis Jr.
Notary Public, State of Texas

Charles J. Davis Jr.
Name (Typed or Printed)

00470667-9
Notary’s Identification Number

STATE OF TEXAS	§
§
COUNTY/PARISH OF HARRIS	§

On this 6th day of October, 2006, before me appeared John Folnovic, to me personally known, who, being by me duly sworn, did say that he or she is Chief Executive Officer of or for TRUE NORTH ENERGY CORP., and that said instrument was signed on behalf of said corporation.

Given under my hand and seal this 6th day of October, 2006

My Commission Expires:	4/19/2010	/s/ Charles J. Davis Jr.
Notary Public, State of Texas

Charles J. Davis Jr.
Name (Typed or Printed)

00470667-9
Notary’s Identification Number